Exhibit 99.1



                          SIMTEK REPORTS RECORD REVENUE
                            FOR THIRD QUARTER OF 2006

     o    Record Revenue for Third Quarter and First Nine Months of 2006
     o    More Than 1,000 Basis Point Increase in Gross Margin from Q2 2006
     o    Ex-item Profitability for the Third Quarter
     o    Reverse Stock Split and Reincorporation in Delaware Now Complete

COLORADO SPRINGS, Colorado - October 26, 2006 - Simtek Corporation (OTC Bulletin
Board: SMTE), the inventor, pioneer, and world's premier supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced its financial results for the third quarter and nine months ended September 30, 2006.

Key Highlights

     o Product revenue of $8.3 million for Q3 2006, a 242% increase over Q3 2005 and 28% over Q2 2006

     o Product revenue of $19.4 million for the first nine months of 2006, a 156% increase over the same period in 2005

     o Booking of new orders in the third quarter were a record $11.0 million, with a book-to-bill ratio of 1.33

     o Record total revenue of $21.0 million for the first nine months of 2006, a 176% increase over 2005

     o Ex-item (non-GAAP) net profit of $335,000, or $0.02 per share, for Q3 2006 versus a loss from continuing operations of $1.7 million or $(0.24) per share for Q2 2005.

     o Gross product margin increased to 40% for Q3 2006 from 25% a year ago and 29% for Q2 2006

     o Cash balance as of September 30, 2006 was $5.4 million, including $1.8 million restricted cash

     o    1 megabit units shipped in Q3 2006 increased 114% from Q2 2006

Financial Results

Total revenue, consisting entirely of product sales, was $8.3 million for Q3 2006, a 242% increase over $2.4 million of product sales in Q3 2005, and a 28% increase over Q2 2006 product sales of $6.4 million. The Company reported a net loss for Q3 2006 of $0.2 million, or $(0.02) per share, compared to a net loss from continuing operations of $1.7 million, or $(0.24) per share, for Q3 2005. Excluding the effects of stock options and amortization of acquisition related costs, the Company generated an ex-item (non-GAAP) net profit of $335,000, or $0.02 per share, for Q3 2006. There were no such charges in the 2005 period.

Total revenue for the first nine months of 2006 was a record $21.0 million, including royalty revenue of $1.5 million, a 176% increase over the first nine months of 2005. Product revenue for the first nine months of 2006 was $19.4 million, a 156% increase over the $7.6 million for the first nine months of 2005. The Company reported a net loss for the nine months ended September 30, 2006 of $2.6 million, or a loss of $(0.18) per share, compared to a net loss from continuing operations of $5.6 million, or a loss of $(0.84) per share, for the same period in 2005. Excluding the effects of stock options and amortization of acquisition related costs, the ex-item (non-GAAP) net loss was $852,000, or $(0.06) per share, for the first nine months of 2006. There were no such charges in the 2005 period. All per share amounts reflect the effect of the 1 for 10 reverse stock split that was completed on October 5, 2006.

"I am pleased with the strong financial results for the third quarter and for the first nine months of 2006," said Harold Blomquist, President and Chief Executive Officer of Simtek. "During the first nine months we focused on improving gross margins, raising revenue, and increasing production capacity to support surging customer demand, especially for our 1 megabit family. During the quarter and the first nine months of 2006, we added several significant new customers and made progress on many aspects of operational effectiveness," continued Blomquist. "Our engineering team, in close collaboration with Cypress is nearing completion of the 4 megabit design and process development. We remain optimistic about our prospects for the remainder of 2006 and beyond as we continue to execute on our game plan to strengthen our position in the nonvolatile semiconductor memory marketplace. I am also pleased that the market has reacted so well to our recently completed reverse stock split and reincorporation in the State of Delaware. We believe that we are well positioned to complete in the fourth quarter of 2006 Simtek's application to one of the major national stock exchanges for listing," Blomquist concluded.

Outlook for the Fourth Quarter 2006 and First Half of 2007

Simtek currently estimates that product revenue for Q4 2006 will be in the range of $9.0 million to $9.3 million with total revenue between $9.2 million and $9.8 million due to the final installment of prepaid royalties from Cypress. Total revenue for 2006 is expected to be approximately $31 million. The Company's order backlog, scheduled for delivery in the fourth quarter, was $7.0 million at September 30, 2006 and represents a higher percentage of guided revenue than in any previous quarter. The Company expects bookings in Q4 2006 to be approximately $12 million, continuing the strong trend experienced throughout

2006. The book-to-bill ratio is expected to remain strong at nearly 1.3. Gross margin is projected to improve by 200 to 400 basis points from the third quarter to the fourth quarter of 2006, and the Company anticipates posting a net profit for the Q4 2006. On an ex-item basis the Company anticipates achieving a modest profit for the entire year 2006. The Company also reaffirmed its revenue guidance for 1H 2007 of between $20 and $24 million.

Conference Call

Simtek management will host a conference call at 10:00 a.m. EDT (7:00 a.m. PDT) today to discuss these results. The call can be accessed by dialing 800-257-3401 and giving the company name, "Simtek." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five business days by dialing 800-405-2236 and entering the following pass code: 11074215#. Also, the conference call together with supplemental financial information will be available over the Internet at http://www.simtek.com in the Investor Info area of the site or by going to http://www.mkr-group.com.

Ex-item Information

Simtek reports net income or loss in accordance with GAAP and additionally uses ex-item (non-GAAP) financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude charges related to new, unusual or non-recurring expenses the Company may incur from time to time, in order to provide additional comparative information between periods. Management believes that these ex-item measures are important to investor understanding of the Company's disclosures regarding past, current and future operating results.

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The Company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.

IR Contact for Simtek                               Company Contact for Simtek:
MKR Group, Inc.                                     Brian Alleman, CFO
Todd Kehrli or Marie Dagresto                       information@simtek.com
323-468-2300
smte@mkr-group.com

Following is reconciliation* of the Ex-item (non-GAAP) financial measures to the most comparable GAAP financial measures:

Unaudited                                                                 Three Months Ended      Nine Months Ended
(Amounts in thousands, except per share amounts)                          September 30, 2006     September 30, 2006

Loss from Continuing Operations as reported                                     $ (249)               $(2,605)

Adjusted-GAAP items:
Amortization of Non-compete Agreement                                              445                  1,336
Costs associated with employee stock options                                       139                    417
                                                                                ------                -------
Ex-item Income (Loss) from Continuing Operations                                $  335                $  (852)
                                                                                ======                =======

Per Share Data:
Loss from Continuing Operations as reported                                     $(0.02)               $ (0.18)

Amortization of Non-compete Agreement                                           $ 0.03                $  0.09
Costs associated with employee stock options                                    $ 0.01                $  0.03
                                                                                ------                -------
Ex-item Loss Per Share from Continuing Operations                               $ 0.02                $ (0.06)
                                                                                ======                =======

* Pursuant to the requirements of Regulation G.


Simtek reports net income or loss in accordance with GAAP and additionally uses ex-item (non-GAAP) financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude charges related to unusual or non-recurring expenses the Company may incur from time to time, in order to provide additional comparative information between periods. Management believes that these ex-item measures are important to investor understanding of the Company's disclosures regarding past, current and future operating results.

As of September 30, 2006 there were 16,035,968 shares outstanding, after giving effect to the 1 for 10 reverse stock split that took effect on October 5, 2006.

                                                    SIMTEK CORPORATION
                                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        (Unaudited)
                                (Amounts in thousands, except share and per share amounts)

                                                            Three Months Ended                      Nine Months Ended
                                                               September 30,                          September 30,
                                                          2006               2005                  2006           2005
                                                          ----               ----                  ----           ----
     Product sales, net                                $  8,251           $  2,412              $ 19,436       $   7,591
     Royalty revenue                                          -                  -                 1,518               -
                                                       --------           --------              --------       ---------
         Total revenue                                    8,251              2,412                20,954           7,591
     Cost of sales                                        4,979              1,807                13,016           5,490
                                                       --------           --------              --------       ---------
GROSS PROFIT                                              3,272                605                 7,938           2,101

OPERATING EXPENSES:
     Research and development costs                       1,351              1,572                 4,578           4,697
     Sales and marketing                                  1,250                321                 3,233           1,164
     General and administrative                             838                412                 2,595           1,759
                                                       --------           --------              --------       ---------
           Total operating expenses                       3,439              2,305                10,406           7,620
                                                       --------           --------              --------       ---------
LOSS FROM CONTINUING OPERATIONS                            (167)            (1,700)               (2,468)         (5,519)

OTHER INCOME (EXPENSE):
     Interest income                                         36                 45                   112              56
     Interest expense                                      (113)               (63)                 (247)           (177)
     Exchange rate variance                                  (7)                 -                    (4)              -
     Other income (expense)                                   2                  -                     2              (1)
                                                       --------           --------              --------       ----------

           Total other expense                              (82)               (18)                 (137)           (122)
                                                       --------           --------              --------       ----------

LOSS FROM CONTINUING OPERATIONS
     BEFORE PROVISION FOR INCOME TAXES                     (249)            (1,718)               (2,605)         (5,641)
     Provision for income taxes                               -                  -                     -               -
                                                       --------           --------              --------       ----------
LOSS FROM CONTINUING OPERATIONS                            (249)            (1,718)               (2,605)         (5,641)
INCOME FROM DISCONTINUED OPERATIONS
     (including gain on disposal of $1,689)                   -              1,701                     -           1,706
                                                       --------           --------              --------       ---------

NET LOSS                                               $   (249)          $    (17)             $ (2,605)      $  (3,935)
                                                       ========           ========              ========       =========

NET LOSS PER COMMON SHARE:
     Basic and diluted
     Loss from continuing operations                   $   (.02)          $   (.24)             $   (.18)      $    (.84)
     Income from discontinued operations                   (.00)               .24                  (.00)           (.25)
                                                       --------           --------              --------       ---------
     Total                                             $   (.02)          $   (.00)             $   (.18)      $    (.59)
                                                       ========           ========              ========       =========

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
     Basic and diluted                               14,966,916          7,073,599             14,791,191      6,713,113
                                                     ==========          =========             ==========      =========